Exhibit 99.1
QUARTERLY REPORT TO STOCKHOLDERS
2014 FIRST QUARTER

First Mid Announces:

* NASDAQ Global Market Exchange Listing
* Growth in Earnings and Earnings Per Share
* Strength in Asset Quality Metrics
* Enhancements in Technology

I am excited to announce that the common stock for First Mid-Illinois Bancshares, Inc. has been approved for listing on The NASDAQ Stock Market LLC (“NASDAQ”) under our ticker symbol “FMBH”. Trading on NASDAQ is expected to begin May 12, 2014. Until that date, the Company’s common stock will continue trading on the OTC Bulletin Board. We believe moving to NASDAQ is a significant step in our ongoing strategy to enhance shareholder value. This action will increase the Company’s visibility in the marketplace, resulting in an increase in the universe of potential investors in the Company and greater liquidity and efficiency in our stock trading. You will notice that we have enhanced the Quarterly Report format by adding quarterly financial information in addition to year-to-date and providing key financial ratios. We hope that this will provide shareholders useful financial information about First Mid in a condensed format to supplement the SEC Forms 10-Q and 10-K.

I am also pleased to report that First Mid-Illinois Bancshares, Inc. has started 2014 well with growth in earnings and earnings per share. Net income for the first quarter of 2014 was $3,607,000 compared to $3,528,000 for the first quarter of 2013. On a per share basis, diluted earnings per share was $.43 for the first three months of 2014 compared to $.41 for the same period last year.

Net income for the first quarter of 2014 was higher than last year as we increased net interest income with growth in loans and a higher net interest margin, reduced the provision for loan losses with lower non-performing assets and net recoveries for the quarter, and increased fees for trust and wealth management and electronic services. Overall, the banking industry is experiencing declines in mortgage banking revenues as mortgage refinance activity has slowed and First Mid has experienced a similar decline. It is positive that our first quarter results were higher than last year as we were able to offset the decrease in mortgage banking revenues with growth in other areas.

Net interest income for the first quarter of 2014 was $12.5 million compared to $12.2 million for the same period in 2013. As mentioned, loan balances increased over the past year with total loans at $992 million as of March 31, 2014 compared to $983 million at year-end 2013 and $903 million as of March 31, 2013. The growth in loans was a mixture of commercial operating, commercial real estate, and agricultural real estate across our market area. Deposit balances also increased since year-end but declined from last March as we continued to maintain our low funding costs. With changing the mix of balance sheet assets from investments to higher-yielding loans and continuing to hold deposit costs at low levels, we saw an improvement in the net interest margin in the second half of 2013 and into this year. The net interest margin on a tax equivalent basis was 3.50% for the first three months of 2014 compared to 3.40% for the same period in 2013.

I mentioned that our provision for loan losses declined to $323,000 for the first three months of 2014 compared to $480,000 last year. During the first quarter of 2014, we had net recoveries of previous charge-offs of $31,000. With our history of having lower charge-offs than peers, this is the first time in several years that recoveries exceeded charge-offs for a quarter. Also, our non-performing loans and other real estate owned declined to $6.1 million at March 31, 2014 compared to $7.0 million at December 31, 2013 and $9.4 million at March 31, 2013. The continued positive trend in these two metrics allowed us to reduce the provision for loan losses for the first quarter. We also continue to have a strong coverage ratio of the allowance for loan losses to the level of non-performing loans of 248%.

Non-interest income for the first quarter of $4.5 million was lower than the $4.6 million for the same period last year. As mentioned previously, mortgage banking revenue declined by $188,000 as refinances slowed with higher mortgage rates. We also had $162,000 more in security gains during the first quarter of last year. Fees from electronic services were $90,000 higher than last year and partially offset the decline. These fees were higher as customers continue to increase their use of electronic services. Revenues from trust and wealth management services were also $119,000 higher than the first quarter of last year as we had greater revenue from retirement services area and higher brokerage fees. Insurance commissions were $72,000 higher than last year with greater income from carriers based upon claims experience and increased new business.

Operating expenses for the first quarter were $11.0 million compared to $10.6 million for the first quarter of last year. Salaries and benefits expense included greater officer salary costs and higher retirement plan expense. Occupancy costs were also higher primarily due to higher building maintenance expenses from snow removal.

Our regulatory capital ratios remained strong and in excess of the regulatory minimums to be considered well-capitalized. Our Tier 1 Capital and Total Capital Ratios at March 31, 2014 were slightly below last March primarily due to an increase in risk-weighted assets (which is the denominator of these ratios) due to the growth in loan balances that have a higher capital requirement while the Leverage Ratio increased slightly.

Throughout the first quarter, we also made customer service improvements in our electronic distribution channels. To enhance customer accessibility and streamline product and service layout, we completed a redesign of our website, www.firstmid.com. The new website offers visitors a responsive design and therefore a more user-friendly experience when accessing the site by mobile device, tablet, or PC. I encourage you to take a look at the improvements. In addition, we also re-launched our Mobile Banking App, re-branded to First Mid-Illinois Bank and Trust, N.A. Customers can now easily find and download the App from Google Play or Apple providing easier mobile access for balance inquiries and regular banking transactions. I believe you will find these improvements will enhance and expand our service delivery and make for a better overall electronic banking experience. As always, your feedback is appreciated.

Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Sincerely,
Joseph R. Dively
Chairman and Chief Executive Officer
217-258-9520
jdively@firstmid.com

April 30, 2014

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

First Quarter 2014 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)	(unaudited)		(unaudited)
	March 31,	December 31	March 31,
	2014	2013	2013
Assets
Cash and due from banks	$72,588	$65,102	$72,628
Investment securities	447,851	488,724	535,120
Loans (including loans held for sale)	991,731	982,804	902,965
Less allowance for loan losses	(13,603)	(13,249)	(11,984)
Net loans	978,128	969,555	890,981
Premises and equipment, net	28,062	28,578	29,268
Goodwill and intangibles, net	28,078	28,240	28,744
Other assets	28,365	25,299	20,972
Total assets	$1,583,072	$1,605,498	$1,577,713

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$226,079	$235,448	$251,233
Interest bearing	1,079,746	1,052,168	1,058,936
Total deposits	1,305,825	1,287,616	1,310,169
Repurchase agreements with customers	81,277	119,187	76,372
Other borrowings	11,000	20,000	5,000
Junior subordinated debentures	20,620	20,620	20,620
Other liabilities	10,473	8,694	8,453
Total liabilities	1,429,195	1,456,117	1,420,614
Total stockholders’ equity	153,877	149,381	157,099
Total liabilities and stockholders’ equity	$1,583,072	$1,605,498	$1,577,713

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'EQUITY
(in thousands)(unaudited)
	Three months ended
	March 31,
	2014	2013
Balance at beginning of period	$149,381	$156,687
Net income	3,607	3,528
Dividends on preferred stock and common stock	(1,102)	(1,104)
Issuance of preferred and common stock	496	463
Purchase of treasury stock	(902)	(1,158)
Deferred compensation and other adjustments	(35)	(6)
Changes in accumulated other comprehensive income	2,432	(1,311)
Balance at end of period	$153,877	$157,099

First Quarter 2014 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)(unaudited)	Three months ended
	March 31,
	2014	2013
Interest income:
Interest and fees on loans	$10,812	$10,435
Interest on investment securities	2,523	2,741
Interest on federal funds sold & other deposits	27	26
Total interest income	13,362	13,202
Interest expense:
Interest on deposits	609	796
Interest on repurchase agreements with customers	12	15
Interest on other borrowings	68	57
Interest on subordinated debt	126	130
Total interest expense	815	998
Net interest income	12,547	12,204
Provision for loan losses	323	480
Net interest income after provision for loan losses	12,224	11,724
Non-interest income:
Trust revenues	933	893
Brokerage commissions	250	171
Insurance commissions	558	486
Service charges	1,144	1,140
Securities gains (losses), net	191	353
Mortgage banking revenues	98	286
ATM / debit card revenue	973	883
Other	334	338
Total non-interest income	4,481	4,550
Non-interest expense:
Salaries and employee benefits	6,053	5,797
Net occupancy and equipment expense	2,149	2,043
Amortization of intangible assets	162	170
Legal and professional expense	562	548
Other	2,034	2,054
Total non-interest expense	10,960	10,612
Income before income taxes	5,745	5,662
Income taxes	2,138	2,134
Net income	$3,607	$3,528

Per Share Information
Basic earnings per common share	$0.43	$0.41
Diluted earnings per common share	$0.43	$0.41
Dividends per common share	$—	$—

First Quarter 2014 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
SELECTED FINANCIAL HIGHLIGHTS	As Of
	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,
	2014	2013	2013
SHARE AND PER COMMON SHARE DATA
Book value per common share	$17.36	$16.54	$17.71
Tangible book value per common share	$12.58	$11.75	$12.87
Common shares outstanding	5,865,438	5,883,780	5,932,295
Market price of stock	$21.05	$22.00	$23.95

REGULATORY CAPITAL RATIOS
Leverage ratio	10.17%	10.12%	9.78%
Total capital to risk-weighted assets	15.46%	15.58%	16.06%
Tier 1 capital to risk-weighted assets	14.24%	14.37%	14.89%
Common equity tier 1 capital to risk weighted assets	7.83%	7.78%	7.84%
Preferred stockholders' equity	$52,030,000	$52,035,000	$52,035,000
Common stockholders' equity	$101,847,000	$97,346,000	$105,064,000

ASSET QUALITY
Allowance for loan losses to non-performing loans	248.0%	204.8%	145.1%
Allowance for loan losses to total loans outstanding	1.37%	1.35%	1.33%
Total net charge-offs (1)	$(31,000)	$214,000	$272,000
Total non-performing loans and other real estate owned	$6,067,000	$7,037,000	$9,439,000

	Three months ended
	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,
	2014	2013	2013
PERFORMANCE RATIOS (1)
Return on average assets (2)	0.91%	0.92%	0.89%
Return on average common equity (2)	9.96%	10.10%	9.21%
Net interest margin (3)	3.50%	3.52%	3.40%

(1) Financial information is provided as of the date listed except Performance Ratios and Total Net charge-offs which are as of the three-month period ending on the date listed
(2) Annualized net income for period
(3) On a tax equivalent basis (TE), assuming a federal income tax rate of 35%